Exhibit 10.1

NEW PEOPLES BANKSHARES, INC.

LONG-TERM CASH INCENTIVE PLAN

ARTICLE I

INTRODUCTION

1.1 Establishment.  New Peoples Bankshares, Inc., a Virginia financial holding company (the “Company”), hereby establishes the New Peoples Bankshares, Inc. Long-Term Cash Incentive Plan (the “Plan”) for key employees of the Company and/or New Peoples Bank, Inc., a Virginia banking corporation (the “Bank”), who are selected to participate in the Plan.

1.2 Purposes.  The purposes of the Plan are to provide those who are selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the long-term growth and future success of the operations of the Company by relating a portion of their incentive compensation to net increases in earnings per share of the Company, so that those participating in the Plan are more closely aligned with the Company’s shareholders.  The Plan is also designed to provide a financial incentive that will help the Company and the Bank to attract, retain and motivate the most qualified employees. Participation will be limited to those employees who constitute a select group of management or highly compensated employees of the Company and the Bank for purposes of United States Department of Labor Regulations under the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, capitalized terms used herein but not otherwise defined herein shall have the following meanings:

2.1 “Account” means the record, maintained by the Company, of amounts credited to a Participant hereunder with respect to all of the Participant’s Awards. An Account consists of all Sub-Accounts maintained for a Participant.

2.2 “Administrator” means the non-employee members of the Board or the Committee.

2.3 “Award” means a long-term incentive award issued to a Participant under Article V, which shall represent the right to a cash payment, calculated in accordance with Article V, with respect to a specified number of shares of Stock covered by the Award.

2.4 “Award Agreement” the written agreement (which may be in electronic form) with a Participant evidencing an Award.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” shall mean, notwithstanding any other definition of such term or a similar term in another agreement between the Participant and the Company, (a) commission of an act of embezzlement, fraud, or material dishonesty against or with respect to the Company, the Bank or an affiliated entity of either; or (b) violation in any material respect of any code or standard of conduct generally applicable to employees of the Company or the Bank after being advised in writing of such violation and being given a reasonable opportunity and period to remedy such violation. The Administrator, in its absolute discretion, shall make all determinations and determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

2.7 “Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Board, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, or (iii) a sale, lease or other disposition of all or at least 40% of the gross fair market value of the assets of the Company.

2.8 “Code” means the Internal Revenue Code of 1986, as amended and as it may be amended from time to time.

2.9 “Committee” means a committee which, if established under Article VI, is empowered to take actions with respect to the administration of the Plan.

2.10 “Company” shall have the meaning given to it in Section 1.1.

2.11 “Date of Grant” means the date of approval of the grant of an Award to a Participant by the Administrator or such later date specified by the Administrator.

2.12 “Earnings per Share” means the basic earnings per share of Stock, as reflected in the Company’s consolidated statement of income reported in the Company’s 10-Q or 10-K, as applicable, filed with the Securities and Exchange Commission for the quarter or other relevant period specified in the Plan or applicable Award Agreement, and as may be adjusted in accordance with Article V.

2.13 “Effective Date” means the effective date of the Plan which is February 27, 2023.

2.14 “Eligible Person” means an individual who is a member of a select group of management or highly compensated employees of the Company or the Bank selected for participation in the Plan.

2.15 “Participant” means an Eligible Person designated by the Administrator during the term of the Plan to receive one or more Awards under the Plan.

2.16 “Plan” shall have the meaning given to it in Section 1.1 above.

2.17 “Section 409A” means Section 409A of the Code and Treasury Regulations and other guidance thereunder.

2.18 “Separation from Service” means a “separation from service” with the Company or the Bank for purpose of Section 409A which, for clarity, includes resignation, retirement, termination by the Company, termination for disability or termination due to death.

2.19 “Settlement Date” means, with respect to an Award, the date of the Settlement Event.

2.20 “Settlement Event” means, with respect to an Award, the event or date that triggers payment of the Payment Amount in accordance with Plan Section V or the Award Agreement, as applicable.

2.21 “Stock” means the common stock, $2.00 par value per share, of the Company and any stock issued or issuable subsequent to the Effective Date in substitution for the common stock.

2.22 “Sub-Account” means the record, maintained by the Company, of amounts credited to a Participant hereunder with respect to an Award. A Participant who receives more than one Award will have more than one Sub-Account.

ARTICLE III

PARTICIPATION

Participants in the Plan shall be those Eligible Persons who, in the sole judgment of the Administrator, are expected to significantly contribute to the achievement of long-term corporate economic objectives of the Company or who are performing services important to the operation and growth of the Company.  Participants may be granted from time to time one or more Awards.

ARTICLE IV

LIMIT ON SHARES OF STOCK COVERED BY AWARDS

Subject to adjustment as provided in Article VII, Awards covering a total of 500,000 shares of Stock may be issued pursuant to the Plan. Any shares of Stock covered by an Award (or portion of an Award) that is canceled, forfeited or expires without resulting in distribution of a Payment Amount shall again become available for coverage by other Awards under the Plan.

ARTICLE V

AWARDS

5.1 Persons Eligible.  The Administrator, in its sole discretion, may grant a Participant one or more Awards.

5.2 Form of Settlement of Awards. All Awards shall be settled solely in cash.

5.3 Terms of Grant.  The Administrator shall determine, at the time of the grant of an Award, and shall set forth in an Award Agreement, the terms and conditions that will apply to the Award, including (a) the number of shares of Stock with respect to which the Award is granted, (b) the formula for determining the Payment Amount, (c) any vesting requirements, (d) the Settlement Date, and (e) whether the Payment Amount will be made in a lump sum or a specified number of installments.  Each Award granted under the Plan shall be evidenced by an Award Agreement.  An Award Agreement shall be issued by the Company in the name of the Participant and in such form as may be approved by the Administrator.  The Award Agreement shall incorporate and conform to the conditions in the Plan as well as any other terms and conditions that are not inconsistent with the Plan as the Board may consider appropriate. In the event of any inconsistency between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall govern.

(a)       Formula for Determining Payment Amount.

(i)       For an Award, a Participant shall receive a Sub-Account allocation equal to Earnings per Share, for each share of Stock covered by the Award, for each calendar quarter from the first calendar quarter that begins as of or next following the Date of Grant through the last calendar quarter that ends prior to the Settlement Date. For clarity, if the Settlement Date is December 31, 2025, Earnings per Share is measured through the quarter ending September 30, 2025. The Administrator, in its discretion, may adjust Earnings per Share for purposes of the Plan for any fiscal quarter or other period to mitigate or exclude the impact of any item that is unusual in nature or amount or infrequent in occurrence if it determines such adjustment to be equitable or appropriate, including to effect the purposes and intent of the Plan.

(ii)       A separate Sub-Account shall be established on the books and records of the Company for each Award received by a Participant, and allocations shall be credited accordingly.

(iii)       As soon as practicable after Earnings per Share for a calendar quarter are available, the Company shall credit to the balance in Participant’s Account an allocation described in Section (a)(i) above with respect to each Award held by such Participant.

(iv)       A Participant’s Account, each Sub-Account, and any a balance, credit or allocation with respect thereto, shall be for the Company’s recordkeeping purposes only and shall not create any right of the Participant to any assets of the Company or any fund whatsoever, whether or not the Company elects to establish an account or “rabbi trust” or uses any other vehicle as a means of assisting itself in satisfying its obligations under the Plan.

(b)       Vesting; Forfeiture.  For an Award, unless otherwise provided in the Award Agreement, the related Sub-Account balance will become vested in 25% increments, on each of the first through fourth anniversaries of the Date of Grant, subject to the Participant’s continuous employment with the Company or the Bank through the applicable anniversary. Only the vested portion of the Sub-Account balance will become payable following a Settlement Date, and the unvested portion of the Sub-Account balance will be forfeited upon the Participant’s Separation from Service for any reason. In addition, if a Participant is terminated by the Company for Cause (or resigns at a time when Cause exists), the Participant also shall forfeit the vested portion of the Sub-Account balance.

(c)       Settlement Event.  For an Award, unless a different Settlement Event is provided in the Award Agreement, the Settlement Event will be the first to occur of (i) the 10-year anniversary of the Effective Date; (ii) the Participant’s Separation from Service; or a (iii) Change in Control.

(d)       Distribution of Account.  For each Sub-Account, unless otherwise provided in an Award Agreement, and as except as set forth in the following sentence, the vested portion of the Sub-Account balance will be paid in three equal or substantially equal installments, with the first installment made on or following the Settlement Event but within the same calendar year as the Settlement Event, and with the second and third installments, respectively, made on January 2 of the first and second calendar years, respectively, following the calendar year of the Settlement Event. Notwithstanding the foregoing, if the Settlement Event is (i) the Participant’s Separation from Service upon the Participant’s death while employed by the Company or the Bank or (ii) a Change in Control, the vested portion of the Sub-Account balance will be paid in a lump sum within 90 days following the Settlement Event. Payments under this Section 5.3 are subject to delay, if and to the extent required by Section 409A, as set forth in Section 10.5.

5.4 Withholding Requirement.  All payments under the Plan are subject to withholding of all taxes or other payments required to be withheld which are applicable to the Participant.

5.5 No Rights or Privileges as a Stockholder.  Receipt of an Award shall not entitle the Participant to voting rights, rights to dividends or other distributions, or any other rights or privileges of a stockholder of the Company or an Affiliated Company, whether with respect to the shares of Stock covered by the Award or otherwise.

ARTICLE VI

PLAN ADMINISTRATION

6.1 Creation of the Committee.  The Board, in its sole discretion, may appoint a committee consisting of members of the Board (the “Committee”) to administer the Plan. Until such time, the Plan will be administered by the members of the Board who are “Non-Employee Directors” as such term is defined in Securities and Exchange Commission Rule 16b-3 (“Rule  16b-3”). If created, the Committee shall consist of “independent” directors for purposes of any relevant stock exchange listing standards and “Non-Employee Directors” as that term is defined in Rule 16b-3. The Board may from time to time remove members from or add members to the Committee, and vacancies on the Committee, howsoever caused, shall be filled by the Board. Members of the Committee and any subcommittee or special committee shall be appointed from time to time by the Board, shall serve at the pleasure of the Board and may resign at any time upon written notice to the Board.

6.2 Administrator Meetings and Actions.  The Administrator shall hold meetings at such times and places as it may determine.  A majority of the members serving as Administrator shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members serving as Administrator (or such lesser number required by applicable law) shall be the acts of the Administrator and shall be final, binding and conclusive upon all persons, including the Company, its shareholders, and all persons having any interest in Awards which may be or have been granted pursuant to the Plan.

6.3 Powers of Administrator.  In accordance with the provisions of the Plan, the Administrator shall, in its sole discretion, select the Participants from among the Eligible Persons, determine the Awards to be made pursuant to the Plan, and the time at which such Awards are to be made, fix the terms of the Awards as the Administrator may deem necessary or desirable and consistent with the terms of the Plan.  The Administrator shall determine the form or forms of the Award Agreements with respect to Awards, which provisions need not be identical as between Participants. The Administrator shall have the full and exclusive right to grant and determine terms and conditions of all Awards.  The Administrator may from time to time adopt such rules and policies for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company.  The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement, or other agreement or document entered into or operative hereunder in the manner and to the extent it shall deem expedient, and it shall be the sole and final judge of such expediency.  Neither the Administrator nor any member of the Board or Committee shall be liable for any action or determination made hereunder in good faith.  The determinations, interpretations and other actions of the Administrator hereunder shall be binding and conclusive for all purposes and on all persons.

6.4 Interpretation of Plan.  The determination of the Administrator as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its shareholders, and all persons having any interest in Awards which may be or have been granted pursuant to the Plan.

6.5 Indemnification.  Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with the Company’s approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him or her, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf.  The foregoing right of indemnification shall not be exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE VII

CHANGE IN CAPITAL STRUCTURE

7.1 Effect of Change in Capital Structure. In the event of changes in the outstanding shares of Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, spin-off of a subsidiary, or other relevant change in capitalization occurring after the Date of Grant of any Award, the number and kind of shares of stock or securities of the Company subject to outstanding and future Awards and other relevant provisions shall be equitably adjusted by the Administrator, whose determination shall be binding on all persons, to the extent necessary to preserve the economic intent of such Award. If the adjustment would produce fractional shares of Stock covered by any Award, the Administrator may adjust appropriately the number of shares covered by the Award so as to eliminate the fractional shares.

7.2 Authority. Notwithstanding anything in the Plan to the contrary, the Administrator may take the foregoing actions without the consent of any Participant, and the Administrator’s determination shall be conclusive and binding on all persons for all purposes. The Administrator shall make its determinations consistent with Rule 16b-3, to the extent applicable, as well as with applicable provisions of the Code.

ARTICLE VIII

REQUIREMENTS OF LAW

8.1 Requirements of Law.  The granting of Awards and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

8.2 Governing Law.  The Plan and all Award Agreements and Awards hereunder shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

ARTICLE IX

PLAN AMENDMENT, MODIFICATION AND TERMINATION

The Board may at any time and from time to time amend, modify or terminate the Plan; provided, that any such action shall be implemented in a manner intended to satisfy Section 409A, to the extent applicable. No amendment, modification or termination of the Plan shall in any manner adversely affect any vested Award (or vested portion of any Award) previously granted under the Plan, without the consent of the Participant holding such Award.

ARTICLE X

MISCELLANEOUS

10.1 No Right to Continued Employment.  Nothing contained in the Plan or in any Award shall change a Participant’s employment agreement with the Company and/or the Bank, if any, or confer upon any Participant any right with respect to the continuation of his or her employment by, or consulting relationship with, the Company, or interfere in any way with the right of the Company or the Bank at any time to terminate such services or to increase or decrease the compensation of a Participant from the rate in existence at the time of the grant of an Award. Nothing in this Plan shall limit or impair the Company’s or the Bank’s right to terminate the employment of any employee, to terminate the consulting services of any consultant, or to terminate the services of any director.

10.2 Non-transferability.  Except as provided otherwise in the following sentence, no right or interest of any Participant in an Award shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant’s death, a Participant’s rights and interests in Awards shall be transferable only to a beneficiary designated in accordance with procedures established by the Administrator or, absent such designation, by will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to the Participant’s beneficiary, legal representatives, heirs or legatees.

10.3 Plan is Unfunded.  The Plan is and shall remain unfunded for purposes of the Code and the Employee Retirement Income Security Act of 1974, as amended, and each Participant is a general unsecured creditor of the Company with respect to the Plan and any Award hereunder.

10.4 Other Employee Benefits.  Except as specifically required by the documentation governing the employee benefit or applicable law, the amount of any compensation deemed to be received by a Participant as a result of Awards shall not constitute “earnings” or “compensation” with respect to which other employee benefits of such Participant, if any, are determined, including without limitation benefits under any pension, profit sharing, 401(k), life insurance or salary continuation plan.

10.5. Section 409A. This Plan is intended to comply with Section 409A and each provision hereof, including any definition, and each Award Agreement shall be interpreted and administered accordingly. Notwithstanding the foregoing, neither the Company nor the Bank nor any affiliated entity of either make any guarantee of such compliance and Participant shall be solely responsible for any tax consequences or liability with respect to an Award, including under Section 409A. Each payment hereunder, including each payment in a series of installments, shall be deemed to be a separate payment for purposes of Section 409A. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that all or a portion of the Payment Amount is deemed deferred compensation under Section 409A, if the Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s Separation from Service, then any amounts or benefits payable under the Plan upon the Participant’s Separation from Service which (i) are subject to the provisions of Section 409A; (ii) are not otherwise exempt from status as deferred compensation under Section 409A; and (iii) would otherwise be payable during the first six-month period following such Separation from Service, shall be paid on the first business day next following the earlier of (1) the date that is six (6) months and one day following the Participant’s separation from service or (2) the date of the Participant’s death.

IN WITNESS WHEREOF, the Company has caused this Long-Term Cash Incentive Plan to be duly executed, effective as of the Effective Date.

NEW PEOPLES BANKSHARES, INC.

By: ____________________________________

Its: _____________________________________